As Filed with the Securities and Exchange Commission on September 19, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XPeng Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

No. 8 Songgang Road, Changxing Street

Cencun, Tianhe District, Guangzhou

Guangdong 510640

People’s Republic of China

+86-020-6680-6680

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

XPeng Inc. 2025 Share Incentive Scheme

(Full title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, N.Y. 10168

+1 (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Yeqing Zheng Vice President and General Counsel No. 8 Songgang Road, Changxing Street Cencun, Tianhe District, Guangzhou Guangdong 510640 People’s Republic of China +86-020-6680-6680	Ching-Yang Lin, Esq. Sullivan & Cromwell (Hong Kong) LLP 20/F, Alexandra House 18 Chater Road, Central Hong Kong +852-2826-8688

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On June 27, 2025 (the “Adoption Date”), at the annual general meeting of XPeng Inc., the shareholders of XPeng Inc. (the “Registrant”) approved the XPeng Inc. 2025 Share Incentive Scheme (the “2025 Scheme”), which the Board of Directors of the Registrant approved in March 2025 subject to shareholder approval. The 2025 Scheme is conditional upon, among other conditions which have been satisfied, the effectiveness of this Registration Statement.

The 2025 Scheme provides, among other things, that a number of class A ordinary shares of the share capital of the Registrant with a par value of US$0.00001 each (the “Class A Ordinary Shares”) may be issued in respect of all awards to be granted under the 2025 Scheme and any other share schemes or plans of the Registrant up to 10% of the total number of shares of the Registrant (including the Class A Ordinary Shares and class B ordinary shares of the share capital of the Registrant with a par value of US$0.00001 each (the “Class B Ordinary Shares”, together with the Class A Ordinary Shares, the “Shares”) in issue (excluding treasury shares) as at the Adoption Date (the “Scheme Mandate Limit”) unless the Registrant obtains approval from the shareholders pursuant to the terms of the 2025 Scheme. Furthermore, the total number of Class A Ordinary Shares which may be issued in respect of all awards to be granted to service providers under the 2025 Scheme and any other share schemes or plans of the Registrant may not in aggregate exceed 0.5% of the total number of Shares in issue (excluding treasury shares) as at the Adoption Date (the “Service Provider Sublimit”) unless the Registrant obtains approval from the shareholders pursuant to the terms of the 2025 Scheme. For clarity, the Service Provider Sublimit is set within the Scheme Mandate Limit.

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by the Registrant to register 20,000,000 Class A Ordinary Shares for issuance under the 2025 Scheme.

The Second Amended and Restated 2019 Equity Incentive Plan continues to be valid and effective at and following the Adoption Date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference herein and deemed to be a part hereof:

a. The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2024, filed with the Commission on April 16, 2025 (File No. 001-39466); and

b. The description of the Registrant’s Class A Ordinary Shares contained in its Registration Statement on Form 8-A (Registration No. 001-39466) filed with the Commission on August 21, 2020 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s Class A Ordinary Shares set forth in the Registrant’s Registration Statement on Form F-1 (Registration No. 333-242283), as amended, initially filed with the Commission on August 7, 2020, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

ITEM 4. Description of Securities

Not applicable.

ITEM 5. Interests of Named Experts and Counsel

Not applicable.

ITEM 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s ninth amended and restated memorandum and articles of association, adopted by a special resolution of its shareholders on June 20, 2023, provides that the Registrant shall indemnify each of its directors and officers against all costs, losses, damages and expenses incurred or sustained by such persons in their capacity as such, except through any fraud or dishonesty.

Pursuant to the indemnification agreement, the form of which was filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (Registration No. 333-242283), as amended, initially filed with the Commission on August 7, 2020, the Registrant has agreed to indemnify certain of its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such directors or officers of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. Exemption from Registration Claimed

Not applicable.

ITEM 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

ITEM 9. Undertakings

a.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

i. to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

iii. to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Ninth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.1 to the current report on Form 6-K (File No. 001-39466), previously furnished with the Securities and Exchange Commission on June 20, 2023)

4.2	Form of Class A Ordinary Share Certificate (incorporated herein by reference to Exhibit 4.1 to the registration statement on Form F-1 (File No. 333-257308), as amended, initially filed with the Securities and Exchange Commission on June 23, 2021)

4.3	Form of Deposit Agreement among the Registrant, Citibank, N.A., as depositary, and the holders and beneficial owners of American Depositary Shares issued thereunder (incorporated herein by reference to Exhibit (a) to the Registration Statement on Form F-6 (Registration No. 333-248098), initially filed with the Securities and Exchange Commission on August 21, 2020)

4.4	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.3)

4.5	Dual Listing Letter Agreement (incorporated herein by reference to Exhibit (c)(i) to the registration statement on Form F-6 (File No. 333-272112), initially filed with the Securities and Exchange Commission on May 22, 2023)

4.6	Letter Agreement (Bulk Issuance) (incorporated herein by reference to Exhibit (c) to the registration statement on Form F-6 (File No. 333-256151), initially filed with the Securities and Exchange Commission on May 14, 2021)

4.7*	2025 Share Incentive Scheme

5.1*	Opinion of Harney Westwood & Riegels

23.1*	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers Zhong Tian LLP

24.1*	Powers of Attorney (included on the signature page in Part II of this Registration Statement)

107*	Filing Fee Table

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangzhou, China on September 19, 2025.

XPeng Inc.

By:	/s/ Xiaopeng He
Name: Xiaopeng He
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Xiaopeng He, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Xiaopeng He Xiaopeng He	Chairman and Chief Executive Officer (principal executive officer)	September 19, 2025

/s/ Ji-Xun Foo Ji-Xun Foo	Director	September 19, 2025

/s/ Donghao Yang Donghao Yang	Director	September 19, 2025

/s/ Fang Qu Fang Qu	Director	September 19, 2025

/s/ HongJiang Zhang HongJiang Zhang	Director	September 19, 2025

/s/ Jiaming (James) Wu Jiaming (James) Wu	Vice President of Finance and Accounting (principal financial and accounting officer)	September 19, 2025

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of XPeng Inc. has signed this Registration Statement or amendment thereto in New York, New York on September 19, 2025.

U.S. Authorized Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President